EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77Q1:
  Articles of Amendment
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EXHIBIT A:
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
The Gabelli Global Series Funds, Inc.
     consisting of:
       The Gabelli Global Telecommunications Fund
       The Gabelli Global Growth Fund
       The Gabelli Global Convertible Securities Fund
       The Gabelli Global Opportunity Fund

In planning and performing our audit of the financial statements of The Gabelli Global Series Funds, Inc. for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of The Gabelli Global Series Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management, the Board of Directors of The Gabelli Global Series Funds, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Grant Thornton LLP

New York, New York
February 9, 2001




EXHIBIT B:
                                ARTICLES OF AMENDMENT
                                         OF
                            GABELLI GLOBAL SERIES FUNDS, INC.

Gabelli Global Series Funds, Inc., a Maryland corporation (the
"Corporation"), having its principal office at One Corporate Center, Rye, New York 10580-1434, certifies as follows:

FIRST: The Articles of Incorporation of the Corporation filed with the State Department of Assessments and Taxation on July 16, 1993, as amended on January 12, 2000, is hereby amended by changing the name of the class of the Corporation's capital stock designated and classified as "The Gabelli Global Interactive Couch Potato Fund Stock" to "The Gabelli Global Growth Fund Stock."

SECOND: The amendment was duly approved by a majority of the Corporation's entire Board of Directors at a meeting held August 18, 1999. This amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action of the stockholders of the Corporation. The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

THIRD: The amendment to the Articles of Incorporation of the Corporation as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the shares that are the subject of name change.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that, to the best of his knowledge, information and belief and under the penalties of perjury, all matters and facts contained herein are true in all material respects, as of this 12th day of January, 2000.


ATTEST:                    GABELLI GLOBAL SERIES FUNDS, INC.

/s/James E. McKee          By:/s/Bruce N. Alpert (SEAL)
James E. McKee             Bruce N. Alpert
Secretary                  Vice President